Exhibit 10.1

Cape Fear Bank Corporation

Annual Cash Incentive Plan

1. Purpose

The purpose of the Cape Fear Bank Corporation Annual Cash Incentive Plan (the “Plan”) is to provide key employees of Cape Fear Bank Corporation (the “Bank”) with the opportunity to receive payments of additional compensation based upon the earnings of the Bank, and on the achievement of individual and/or team objectives (the “Objectives”). The Plan provides an incentive to participating employees to enhance the profitability of the Bank, within the constraints of safe and sound banking practices.

It must be emphasized that the Plan in no way contravenes the importance of either long-term goal achievement or the proper exercise of appropriate management accountability. These goals and areas of accountability include, but are not limited to, the following items:

1.	Collection, recovery, charge-off, and bankruptcy activity.

2.	Maintenance and increase in market share through salesmanship and customer service.

3.	Continued salesmanship (call programs) and improved customer service.

4.	Employee management and development (staff supervision, tracking and cross-training, employee turnover, etc.)

5.	Development of new and better ways of doing business.

6.	Appropriate audit and documentation procedures.

7.	Responsible management of fixed assets/resources.

8.	Adherence to all Bank policy and philosophy.

9.	Maintenance of the highest ethical standards.

It is anticipated that the limited amount of incentive potential available through the Plan, as compared to the size of salaries paid for performance of these long term management accountabilities, in conjunction with the controls built into the Plan objectives, will create the appropriate focus. The Board of Directors, through the Compensation Committee, administers the plan.

At management’s discretion and with the approval of the Compensation Committee, funds may be used to pay discretionary bonuses. As an example an employee with outstanding overall performance could receive a discretionary bonus in recognition of performance unaccounted for through the Incentive Program. It is understood that discretionary bonuses will be an exception as opposed to the rule.

2. Definitions

“Objective” – A critical measurement of the effectiveness of a team or individual role, expressed as a goal, with a range of specific, measurable and valuable outcomes, ranging from a “Base,” or threshold below which no weight is earned, to an “Objective,” or goal with stretch, at which all weight assigned to the Objective is earned.

“Participant” – A bona-fide employee of the Bank who is employed during at least the final six months of the Plan Year, still employed on the day any incentives earned under the Plan are paid out, and is also selected for participation by the Compensation Committee of the Board during the first six months of the Plan year.

“Potential Award” – initially means with respect to each Participant for the Plan Year a dollar amount determined by multiplying the mid-point of the base salary range for the individual’s job by a percentage designated by the Compensation Committee. The Potential Award represents the Incentive Award payable to the Participant if the Bank fully achieves its Pre-Tax, Pre-Incentive Net Income objective for the Plan Year. If the Bank fails to achieve 100% of its Pre-Tax, Pre-Incentive Net Income objective for the Plan Year, but does achieve more than a Base amount of Pre-Tax, Pre-Incentive Net Income objective for the Plan Year, the Potential Award is prorated by the percent of the Bank’s achievement of its Pre-Tax, Pre-Incentive Net Income objective range for the Plan Year. After adjusting for the Bank’s achievement of its Pre-Tax, Pre-Incentive Net Income objective for the Plan Year, the adjusted Potential Award represents the Incentive Award payable to the Participant in the event that all of the Participant’s personal and/or team objectives are fully achieved for the Plan Year.

“Pre-Tax, Pre-Incentive Net Income” – Audited net income for a Plan Year after adding back to reportable Net Income any accruals for taxes and incentives paid from this Annual Cash Incentive Plan.

“Base” – The base of a range of performance in an objective below which no points are awarded.

“Objective” – The top performance in a range of performance in an objective at which 100% of the weight points for that objective is awarded.

3. Effective Date and Plan Year

The Effective Date of the Plan shall be January 1, 2007. The Plan Year shall be the calendar year.

4. Eligibility

An individual shall be eligible to become a Participant in the Plan who satisfies the following requirements:

a.	The individual is an employee of the Bank. For this purpose, an individual shall be considered to be an “employee” if there exists between the individual and the Bank the legal and bona fide relationship of employer and employee.

b.	The individual employee’s position is classified as a full time or part time position that is normally scheduled.

c.	The individual is approved by the Compensation Committee as a Participant in the Plan.

5. Participation

Prior to the beginning of each Plan Year, the Chief Executive Officer shall recommend to the Compensation Committee each individual or position eligible to become a Participant in the Plan (a “Participant”) with respect to such Plan Year. Participants shall be approved by the Compensation Committee in its discretion. In the event of the promotion of an employee or the hiring of a new employee during the Plan Year, the Compensation Committee, upon the recommendation of the Chief Executive Officer, may approve the entry of a Participant into the Plan Year. However, if the position has been previously approved, no such approval shall be required. In such case, the Incentive Award determined under Section 6 with respect to such Participant shall be the percentage as determined by the Compensation Committee for the position multiplied by the individual’s actual base salary as of January 1st of the Plan Year. However, in no event shall an employee be a Participant for less than the full final six months of the Plan Year. Participation in the Plan shall be subject to the provisions of the Plan and such other terms and conditions, as the Compensation Committee shall provide.

6. Incentive Award

6.1	Subject to Section 6.2, each Participant for a Plan Year shall receive an Incentive Award to the extent it is earned as determined by:

a.	Multiplying the Potential Award by the Bank’s percent achievement of the range of its Plan Year objective for Pre-Tax, Pre-Incentive Net Income, and then

b.	Multiplying by the sum of the weights derived (if applicable) by multiplying the individual’s percentage achievement of each personal and/or team objectives’ performance ranges (if applicable) by a weighting factor for each objective (positive or negative). If no individual objectives were established for a position, then the Incentive Award will be equal to the Participant’s Potential Award as adjusted by the Bank’s achievement of its Pre-Tax, Pre-Incentive Net Income objective range.

6.2	Notwithstanding any other provision of this Plan, the Compensation Committee shall review and approve the payment of the Incentive Award as determined under Section 6.1 and in its discretion may adjust the amount of the payment as it deems necessary to meet the purpose of this Plan and the best interest of the Bank. In no event shall an Incentive Award be paid to a Participant who in the sole determination of the Compensation Committee has violated established policies and practices of the Bank as reflected in the minutes of the Board. Where interpretations of achievement of objectives is inconsistent, the judgment of the Compensation Committee will prevail.

Individual objectives are not to be achieved at the expense of the overall Bank objectives or long term objectives of any individual. For example, if an employee achieves individual objectives, but in so doing clearly creates unnecessary strife among peers or subordinates, violates policy, avoids behaviors that develop business in the long term, or in any way ignores the best interest of the Bank, then no Incentive Award will be paid.

7. Termination of Employment during Plan Year

The Participant shall not receive an Incentive Award with respect to a Plan Year if, for reasons other than a Termination Event as defined in this Section 7, the employment of the Participant by the Bank is terminated during the Plan Year or the duties of the position of the Participant are changed during the Plan Year so that he/she is no longer in a position as described in Section 4, including being selected by the Committee as a Participant. The following shall each constitute a “Termination Event”:

a.	Death of the Participant while employed by the Bank.

b.	Retirement of the Participant from the Bank with the approval of the Board.

c.	Disability of the Participant while employed by the Bank. For this purpose, the term “disability” shall mean the inability of a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued or of indefinite duration, to perform his duties for the Bank. The determination of disability shall be made by the Compensation Committee based on medical evidence from an independent physician selected by the Participant with the approval of the Compensation Committee; and, shall date from the original cessation of work.

In the event of a Termination Event, the Participant or his Beneficiary shall receive an Incentive Award with respect to such Plan Year equal to the amount determined under Section 5 multiplied by a fraction, the numerator of which is the number of full calendar months during the Plan Year in which he was a Participant prior to the Termination Event and the denominator of which is twelve. Participants in multiple selected positions, each determined to be a participant position shall receive an amount reflecting the time-weighted service in each position. Participants departing a selected position for a non-selected position, provided that such departure is not pursuant to poor performance, shall receive an award reflecting the period of the year in which they served.

8. Leaves of Absence

In general, the determination of an award for an individual who has taken a leave of absence during the year shall mirror the pro-rata pay-out provisions of termination. However, the Compensation Committee, acting on behalf of the Board of Directors, shall in its sole discretion determine the amount of award in each case so as to preserve the intent of the Plan.

9. Payment of Incentive Awards

Unless otherwise determined by the Compensation Committee, the Incentive Award for a Plan Year shall be paid by the Bank in cash to the Participant or his Beneficiary by the later of (i) March 15 following the end of the Plan Year, or (ii) thirty days following the determination of the final audited financial results for the Plan Year and the final achievement of the Participant’s individual objectives (if applicable.) A participant must be an employee on the day of payment in order to be eligible.

10. Nonassignability of Incentive Awards

The right to receive payment of the Incentive Award shall not be assignable or transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

11. No Trust Fund: Unsecured Interest

A Participant shall have no interest in any fund or specified asset of the Bank. No trust fund shall be created in connection with the Plan or any Incentive Award, and there shall be no required funding of amounts which may become payable under this Plan. Any amounts which are or may be set aside under the provisions of this Plan shall continue for all purposes to be a part of the general assets of the Bank, and no person other than the Bank shall, by virtue of the provisions of this Plan, have any interest in such assets. No right to receive payment from the Bank pursuant to the Plan shall be greater than the right of any unsecured creditor of the Bank.

12. No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Bank to continue to employ the Participant, nor shall the Participant be required to remain in the employment of the Bank.

13. Withholding

There shall be deducted from the payment of the Incentive Award the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Bank to such authority for the account of the person entitled to such payment.

14. Retirement Plans

In no event shall any amounts accrued or payable under this Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which a Participant shall be entitled under any retirement plan to which the Bank may be a party. Actual payments (as opposed to accruals) will be treated as compensation for accruing benefits under all retirement/pension plans.

15. Dilution or Other Adjustments

If there is any change in the Bank because of a merger, consolidation or reorganization involving the Bank, the Compensation Committee shall make such adjustments to any provisions of this Plan, as the Compensation Committee deems desirable to prevent the dilution or enlargement of rights granted hereunder.

16. Administration of the Plan

The Plan shall be administered by the Chief Executive Officer with the consent and approval of the Board; provided, that all matters pertaining to the Incentive Award of the Chief Executive Officer shall be determined by the Compensation Committee. Subject to the provisions of the Plan, the Compensation Committee shall have plenary authority in its discretion, among other things, to designate the Participants to receive Incentive Awards, to determine the Potential Award of each Participant, to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan, provided that no member of the Board shall take part in any action with respect to the decisions to pay an Incentive Award to such member, or with respect to the terms or conditions of any Incentive Award awarded to such member.

17. Amendment and Termination of the Plans

The Plan may be amended or terminated at any time by the Board.

18. Binding on Successors

The obligations of Bank under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Bank, and the term “Bank,” whenever used in the Plan, shall mean and include any such organization after the succession.

19. Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.